[***] Confidential treatment requested

Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of this 6th day of March, 2003 (the “Effective Date”) by and between Seattle Genetics, Inc., a Delaware corporation with its principal office at 21823 30th Drive SE, Bothell, WA 98021 (“SG”), and Genentech, Inc., a Delaware corporation with its principal office at 1 DNA Way, South San Francisco, CA 94080 (“GNE”). GNE and SG are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into an Amended and Restated Development and License Agreement dated as of March 2, 2001 (the “Prior Agreement”) governing the Parties’ joint development of anti-CD40 antibodies;

WHEREAS, GNE has discontinued the anti-CD40 antibody program thereunder, and SG now wishes to continue development of anti-CD40 antibodies on its own; and

WHEREAS, the Parties now wish to terminate the Prior Agreement as provided herein below and wish to enter into a license and technology transfer to SG in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in exchange for the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions

“Affiliate(s)” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. As used herein, the term “control” means the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management thereof.

“Antibody” means the humanized anti-CD40 monoclonal antibody designated by GNE as PRO64553.

“Anti-CD40 Antibody” means any anti-CD40 antibody, including, without limitation, the Antibody, any variant (including, without limitation, humanized versions) or fragment (including, without limitation, single-chain versions) of any such anti-CD40 antibody, conjugates (including conjugates with radionuclides, toxins or other compounds) of any of the foregoing which, in each case, was developed by GNE in its performance of the Prior Agreement.

“Confidential Information” has the meaning set forth in Section 10.1.

“Control” means possession of the ability to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with a third party.

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“Designee” means a corporation or other entity that is licensed by SG to exercise the rights of SG hereunder in concert with, or in place of and to the exclusion of, SG in all or any part of the Territory.

“Effective Date” has the meaning provided in the introductory paragraph of this Agreement.

“Enforced Patent Rights” has the meaning set forth in Section 8.3(b).

“FDA” means the United States Food and Drug Administration, or any successor agencies.

“Field” means any human use.

“First Commercial Sale” means the first sale for use or consumption by the general public of a Licensed Product in any country. “First Commercial Sale” does not include the sale of any Licensed Product for use in research or clinical trials other than post marketing trials.

“GNE CD40 Know-How” means any and all materials, data, results, formulae, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, pharmacological data, toxicological data, analytical and quality control data,manufacturing data, clinical information, regulatory information and submissions, and any other information, developed by GNE in the course of its efforts under the Prior Agreement and as to which GNE has the right to transfer or grant licenses or sublicenses, to the extent that any of the foregoing i) pertains to and is necessary for SG to develop and commercialize an Anti-CD40 Antibody and ii) is non-public as of the Effective Date of this Agreement. “GNE CD40 Know-How” does not include any of the foregoing which was developed by GNE in the course of its efforts apart from or outside of the Prior Agreement.

“GNE Patents” means patents, patent applications and any patents issuing therefrom (including inventor’s certificates and utility models), together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-in-part, re-examinations, substitutions or renewals thereof in any jurisdiction in the world that both (a) are owned or Controlled by GNE as of the Effective Date of this Agreement and (b) are not the subject of any licensing or other agreement between Genentech and a Third Party that either would prevent Genentech from granting to SG the licenses contemplated hereunder or would cause GNE or SG to incur a financial or other obligation to a Third Party. By way of example only, and without limitation, GNE Patents shall not include U.S. Patent No. 4,816,567 or U.S. Patent No. 6,331,415, or any foreign counterparts thereof.

“GNE CD40 Patents” means the patent applications listed on Exhibit B and any patents issuing therefrom (including inventor’s certificates and utility models), together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-in-part, re-examinations, substitutions or renewals thereof in any jurisdiction in the world that are based upon inventions relating to Anti-CD40 Antibodies conceived or reduced to practice by GNE employees or agents in GNE’s performance of the Prior Agreement. “GNE CD40 Patents” include, without limitation, [***] and [***]

“GNE Cell Line(s)” means any cell line developed by GNE to produce an Anti-CD40 Antibody.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Licensed Product” means any product containing an Anti-CD40 Antibody.

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“Losses” has the meaning set forth in Section 9.1.

“Materials and Technology” shall mean the particular tangible items listed in Appendix A hereto.

“Net Sales” means, as to each calendar quarter, the gross invoiced sales prices charged for all Licensed Products sold by or for SG, its Affiliates and sublicensees to independent third parties during such quarter, after deduction (if not already deducted in the amount invoiced) of the following items paid by SG, its Affiliates and sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made, provided and to the extent that such items are incurred or allowed and do not exceed reasonable and customary amounts in the market in which such sales occurred:

(a) trade and quantity discounts or rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

(b) credits or allowances given or made for rejection or return of previously sold Licensed Products;

(c) any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof without reimbursement from any third party;

(d) any charges for freight from the seller, or for insurance, borne by the seller.

Notwithstanding the foregoing, no deduction shall be made for bad debt expense. All of the foregoing deductions from the gross invoiced sales prices of Licensed Product shall be determined in accordance with GAAP. In the event that SG, its Affiliates or sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due.

In the event that a Licensed Product is sold in combination with one or more additional therapeutically active ingredients, Net Sales shall be calculated on a county-by-country basis by multiplying Net Sales of such combination product by the fraction A/(A+B) where A is the average sales price charged for the Licensed Product in such country when sold separately and B is the average sales price charged for all of the other active ingredients in such country when sold separately. If the Licensed Product and/or the other active ingredients are not sold separately in such country, Net Sales of the combination product shall be calculated by multiplying Net Sales of the combination product by a percentage determined by the mutual agreement of the Parties, which represents the proportionate economic value of the Licensed Product relative to the economic value contributed by the other active ingredients in the combination product.

“Non-Exclusive Cabilly Patent License Agreement” shall mean the agreement having such title, by and between GNE and SG, of even date herewith.

“Party” or “Parties” shall have the meanings set forth in the opening paragraph of this Agreement.

“Prior Agreement” has the meaning set forth in the Recitals.

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“Term” has the meaning set forth in Section 11.1.

“Territory” means the world.

“Third Party” shall mean person, corporation or entity other than GNE or SG.

2. Termination of Prior Agreement; License Grants.

2.1 Termination of Prior Agreement. Effective as of the Effective Date, the Prior Agreement is terminated in its entirety and has no further force or effect, provided, however, that Sections 3.9(b), 3.9(c), 7.2, 7.6, 10.1, 10.2 and 10.3 and Articles 8 and 12 of the Prior Agreement shall survive this termination. GNE hereby waives any future rights it had under the Prior Agreement to SG Patent Rights, SG Know-how, SG Inventions, [***] (each as defined in the Prior Agreement).

2.2 License Grants.

(a) Grant under GNE CD40 Know How. Subject to the other terms of this Agreement, GNE hereby grants to SG a license under the GNE CD40 Know How, to research, develop, make (or have made), use, import, export, sell or offer for sale, Licensed Products in the Field in the Territory. The license granted SG under this Section 2.2(a) shall be exclusive (even as to GNE, subject to the provisions of Section 2.4, below) with SG having the right to sublicense or otherwise extend such license [***] as provided in Section 2.3 herein below.

(b) Grant under GNE CD40 Patents. Subject to the other terms of this Agreement, GNE hereby grants to SG a license under the GNE CD40 Patents, to research, develop, make (or have made), use, import, export, sell or offer for sale, Licensed Products in the Field in the Territory. The license granted SG under this Section 2.2(b) shall be non-exclusive with SG having the right to sublicense or otherwise extend such license [***] as provided in Section 2.3 herein below.

(c) Grant under GNE Patents. Subject to the other terms of this Agreement, GNE hereby grants to SG a license under the GNE Patents, to research, develop, make (or have made), use, import, export, sell or offer for sale, Licensed Products in the Field in the Territory. The license granted SG under this Section 2.2(c) shall be non-exclusive with SG having the right to sublicense or otherwise extend such license [***] as provided in Section 2.3 herein below.

(d) Right to Use Materials and Technology. Subject to the other terms of this Agreement, GNE hereby grants to SG a license under GNE’s rights in the Materials and Technology, to use the Materials and Technology in the form supplied by GNE to SG under this Agreement to research, develop, make (or have made), use, import, export, sell or offer for sale, Licensed Products in the Field in the Territory; provided, however, that no license under any patent application or patent is granted by this Section 2.2(d). The license granted to SG under this Section 2.2(d) shall be exclusive (even as to GNE, subject to the provisions of Section 2.4, below) with SG having the right to sublicense or otherwise extend such license [***] as provided in Section 2.3 herein below.

2.3 Sublicensing. SG shall have the right to grant sublicenses of its rights under this Agreement [***], provided, however, that: (a) SG shall be responsible for the operations of any sublicensee relevant to this Agreement as if such operations were carried out by SG itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provides for such amount to be paid by the sublicensee directly to GNE, (b) any such sublicense shall include a provision granting to SG audit rights similar to GNE’s audit

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rights under Section 4.6 of this Agreement, which rights SG agrees to exercise for GNE at GNE’s request and expense, (c) SG shall remain primarily responsible for all acts and obligations hereunder, and (d) SG shall notify GNE in writing promptly after the grant of any such sublicense including in such notice the name and address of the sublicensee and the identity of the Licensed Product(s) and field(s) that are covered by the sublicense. Any sublicenses granted hereunder shall not be further sublicensable or sublicensed by the licensee thereof except in connection with a [***].

2.4 GNE Retained Rights. Notwithstanding the exclusive rights granted to SG under Section 2.2(a) above, GNE shall retain a perpetual, irrevocable, royalty-free right to make and use Licensed Products solely for its own internal research purposes without any right to sublicense or otherwise transfer Licensed Products to any third parties.

3. Technology Transfer. Promptly following the Effective Date, GNE shall transfer to SG the Materials and Technology.

4. Royalties.

4.1 Royalties. SG shall pay GNE royalties on Net Sales of Licensed Products as follows:

[***] percent ([***]%) of Net Sales of Licensed Products that [***].

4.2 [***]. If SG is [***] as provided in [***] of this Agreement, GNE agrees to [***], as follows:

SG shall [***].

Solely as used in this Section 4.2, the [***] “[***]”, “[***]”, “[***]”, and “[***]” shall [***].

4.3 Mode of Payments. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the later of: (i) the date the Licensed Product is shipped; or (ii) the date of the invoice to the purchaser of the Licensed Product. After the First Commercial Sale, all royalty payments shall be made within [***] ([***]) [***] after the end of each calendar quarter in which such sales were deemed to occur. Such royalty payments shall be accompanied by a detailed statement for each country in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 4.4; and the royalties payable in U.S. Dollars. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). SG shall make any applicable withholding payments due on behalf of GNE and shall promptly provide GNE with written documentation of any such payment sufficient to satisfy the requirements of the United States Internal Revenue Service related to an application by GNE for a foreign tax credit for such payment. All royalty payments hereunder shall be made to GNE in U.S. Dollars by bank wire transfer in immediately available funds to the account designated by GNE in writing to SG from time to time.

4.4 Foreign Currency Conversion. For sales of any Licensed Product that occur in a currency other than U.S. Dollars, the quarterly royalty payment shall be calculated as follows:

(A/B) x C = U.S. Dollars royalty payment on foreign currency sales, where

A=	foreign currency “Net Sales” per quarter;

B=	foreign exchange conversion rate, expressed in local currency per U.S. Dollar (using as the applicable foreign exchange conversion rate the average of the rate published in the western edition of the Wall Street Journal, or any other mutually agreed-upon source, for the last business day of the calendar quarter); and

C=	the royalty rate applicable to such Net Sales under this Agreement.

4.5 Restrictions on Payment. If by law, regulations or fiscal policy of a particular country, remittance of royalties in U.S. Dollars is restricted or forbidden, written notice thereof shall promptly be given to GNE, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of GNE in a recognized banking institution designated by GNE in writing. When the laws or regulations of any country prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that SG would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted to the extent allowable.

4.6 Financial Record Keeping and Review.

(a)	SG Records. After the First Commercial Sale, SG shall keep for at least [***] ([***]) [***] following the end of the calendar year to which they pertain records of all sales of Licensed Products, in sufficient detail to permit GNE to confirm the accuracy of SG’s royalty calculations.

(b)	Review. Subject to the other terms of this Section 4.6(b), at the request of GNE, upon at least [***] ([***]) [***] prior written notice from GNE to SG, and at the expense of GNE (except as otherwise provided below), SG shall permit an independent certified public accountant selected by GNE and reasonably acceptable to SG to inspect (during regular business hours) the records required to be maintained by SG under this Section 4.6 as provided herein. At GNE’s request hereunder (which shall not be made more frequently than once per year during the Term of this Agreement after First Commercial Sale and for [three] ([***]) [years] following expiration or termination of this Agreement), the accountant shall be entitled to review, the then-preceding [***] ([***]) [***] of SG’s records for purposes of verifying SG’s royalty calculations. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the confidentiality provisions of Section 10 and limiting the disclosure and use of such information to authorized representatives of the Parties and the purposes germane to this Section 4.6. Results of any such review shall be made available to both Parties. If any review reveals a deficiency in the calculation of royalties resulting in any underpayment by SG, SG shall promptly pay GNE the amount remaining to be paid (plus interest thereon at a rate equal to [***] percent ([***]) over the [***] as reported by [***] from time to time), and if such underpayment is by [***] percent ([***]%) or more, SG shall pay all costs and expenses of the review.

5. Governmental Approvals. SG, its Affiliates or sublicensees shall be responsible for obtaining all necessary governmental approvals for the development, testing, production, distribution, sale and use of Licensed Products, as applicable, in any country where Licensed Products shall be manufactured or sold or otherwise distributed. Except as expressly set forth in Section 3, GNE shall have no obligation or duty with regard to the development or commercialization of any Licensed Product. In addition, GNE shall not be obligated to provide assistance in obtaining any governmental approvals for the sale and use of Licensed Products.

6. Commercialization. SG, its Affiliates or sublicensees shall have the sole responsibility for, and right to make all decisions regarding, all commercialization activities, including without limitation sales, marketing and product launch activities and tactical execution of marketing and sales promotional programs. All marketing and promotional materials related to Licensed Products shall be prepared by SG, its Affiliates or sublicensees. SG, its Affiliates or sublicensees shall bear all costs related to the commercialization of Licensed Products.

7. Representations and Warranties

7.1 Representations and Warranties of GNE. GNE hereby represents and warrants that:

(a)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate GNE corporate action; and

(b)	this Agreement is a legal and valid obligation binding upon GNE and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by GNE does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Representations and Warranties of SG. SG represents and warrants that:

(a)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate SG corporate action; and

(b)	this Agreement is a legal and valid obligation binding upon SG and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by SG does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.3 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND FREEDOM FROM INFRINGEMENT. MATERIALS PROVIDED TO SG BY GNE UNDER THIS AGREEMENT ARE PROVIDED AS RAW MATERIALS WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, GNE MAKES NO REPRESENTATION OR WARRANTY THAT ANY MATERIALS PROVIDED HEREUNDER ARE FIT FOR USE IN HUMANS.

8. Intellectual Property Rights

8.1 Prosecution of GNE CD40 Patents. GNE shall have the first right, using in-house or outside legal counsel selected at GNE’s sole discretion, to prepare, file, prosecute, maintain and obtain extensions of the GNE CD40 Patents in countries of GNE’s choice. GNE shall use reasonable efforts to solicit SG’s advice and review of material prosecution matters related to the preparation, filing, prosecution and maintenance of the GNE CD40 Patents in reasonable time prior to allow SG to comment thereon, and GNE shall consider in good faith SG’s reasonable comments related thereto. If GNE elects not to prosecute or maintain any patent or patent application within the GNE CD40 Patents for any reason, GNE shall give SG notice thereof within a reasonable period prior to allowing such patent or patent application to lapse or become abandoned or unenforceable, and SG shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such patent or patent application.

8.2 New GNE CD40 Patents. GNE shall disclose to SG all GNE inventions conceived and reduced to practice prior to the Effective Date that relate to Anti-CD40 Antibodies (“GNE CD40 Inventions”) which were made by GNE under the Prior Agreement and as to which GNE intends to file patent applications. Any such patent applications shall be included in the GNE CD40 Patents subject to the terms of this Agreement and shall be listed in Appendix B hereof, which Appendix may be updated by GNE from time to time during the Term of this Agreement.

8.3 Infringement of GNE CD40 Patents.

(a)	Notice. If either Party learns that a third party is infringing or allegedly infringing any GNE CD40 Patents, it shall promptly notify the other Party thereof and shall include in such notice the details of the infringement and any available evidence pertaining thereto. The Parties shall cooperate and use reasonable efforts to stop such alleged infringement without litigation.

(b)	Enforcement Actions. GNE shall have the first right (but not the obligation), at its sole expense, to enforce GNE CD40 Patents that cover Licensed Products (collectively the “Enforced Patent Rights”). If GNE fails to bring an action or proceeding within [***] ([***]) [***] of the later of (i) notifying SG of the alleged infringement pursuant to Section 8.3(a), (ii) being notified by SG of the alleged infringement pursuant to Section 8.3(a) or (iii) receiving a written request from SG requesting that GNE take such an action, SG shall have the right (but not the obligation) to bring any such action or proceeding relating to GNE CD40 Patents. Each Party shall assist the other Party, upon request and at the enforcing Party’s sole expense, and to the extent commercially reasonable, in taking any action to enforce the Enforced Patent Rights. [***] percent ([***]%) of all monies recovered upon the final judgment or settlement of any such action, if any, shall be paid to the Party bringing suit, after deduction of any costs associated with such action, with the remainder to the other Party.

8.5 Prosecution and Enforcement of GNE Patents. GNE shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of GNE Patents, and for enforcing GNE Patents against actual or suspected third party infringers.

8.6 Trademarks. All Licensed Products shall be sold under trademarks selected and owned by SG worldwide. SG shall control the preparation, prosecution and maintenance of applications related to such trademarks, and shall be responsible for the costs of the foregoing. SG shall also be responsible for all costs, expenses, legal fees and recoveries associated with bringing, maintaining and prosecuting any action to maintain, protect or defend any trademark applicable to a Licensed Product, including claims for actual, alleged or threatened infringement, unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses.

8.7 Clinical Trial Data and Regulatory Filings. All data produced as a result of clinical trials conducted by SG or its Affiliates and/or sublicensees under this Agreement shall be owned by SG, its Affiliates and/or sublicensees, and all such data shall be considered Confidential Information of SG, its Affiliates and/or sublicensees. SG or any Affiliate or sublicensee it shall designate shall be named as the applicant in any filing for any regulatory approval made hereunder, and shall be the holder of all such regulatory approvals.

9. Indemnification.

9.1 Indemnification by SG. SG hereby agrees to save, defend and hold GNE, its directors, trustees, officers, employees, agents and their respective successors, heirs and assigns (the “Indemnitees”) harmless from and against all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (“Losses”) resulting from (a) SG’s or its Affiliates’ or sublicensees’ research, development, manufacturing, testing, labeling, marketing, sale, or use of any Anti-CD40 Antibody, or (b) SG’s breach of any of the representations or warranties set forth in Section 7.2.

9.2 Indemnification by GNE. GNE hereby agrees to save, defend and hold SG and its Indemnitees harmless from and against all Losses resulting directly from GNE’s breach of any of the representations or warranties set forth in Section 7.1.

9.3 Notice. In the event that one Party is seeking indemnification under this Section 9 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

9.4 Security for Indemnification. Beginning at the time any Licensed Product is being clinically tested with human subjects by SG, its Affiliates or a sublicensee of SG, SG shall have and maintain such type and amounts of liability insurance covering the development, manufacture, use, and sale of Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, with a minimum combined single limit per occurrence for products liability as follows: (i) a minimum limit of [***] at all times; (ii) a minimum limit of [***] for any period during which a SG, its Affiliates or its sublicensees is conducting a clinical trial(s) with any Licensed Product; (iii) a minimum limit of [***] for any period during which SG, its Affiliates or its sublicensees is selling any Licensed Product(s). This insurance shall also include contractual liability, and shall be carried with insurance companies with a Best rating of [***] or better. If carried under a claims made form, this insurance shall be carried by SG for a minimum of [***] ([***]) [***] following the termination of this Agreement. Upon request, SG shall provide GNE with a copy of its policies of insurance, or a certificate of insurance in that regard, along with any material amendments and revisions thereto. SG shall name the Indemnitees as an additional insured on the insurance policies discussed in this Section 9.4.

10. Confidentiality.

10.1 Confidential Information. In the course of performance of this Agreement, one Party may disclose to the other or receive written information from the other relating to the subject matter of this Agreement which information, if so identified in writing either pursuant to this Section 10.1 or otherwise upon disclosure, shall be considered to be the disclosing Party’s “Confidential Information”. Each Party agrees that it shall take the same steps to protect the confidentiality of the other Party’s Confidential Information as it takes to protect its own proprietary and confidential information. Each Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as contemplated by this Agreement or with the other Party’s prior written consent, the other Party’s Confidential Information for a period of [***] ([***]) [***] from the date of disclosure to it pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include such information that:

(a)	was known to the receiving Party at the time of disclosure of it to the receiving Party by the disclosing Party hereunder; or

(b)	was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement; or

(c)	became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or

(d)	was independently developed by the receiving Party where such independent development can be established by written documentation.

10.2 Permitted Disclosure. Each Party shall be entitled to disclose Confidential Information of the other Party to consultants and other third parties for any purpose provided for in this Agreement, provided that any such other party has first agreed in writing to confidentiality restrictions and obligations at least as protective as this Section 10. SG shall be entitled to disclose Confidential Information (including the terms of this Agreement) to prospective investors in connection with its financing activities, so long as they are subject to appropriate confidentiality obligations. Either Party shall consult with the other Party prior to the submission of any manuscript for publication if the publication shall contain any Confidential Information of the other Party, unless the laws and regulations applicable to any third party submitting such manuscript prohibit such consultation. Such consultation shall include providing a copy of the proposed manuscript to the other Party at least [***] ([***]) [***] prior to the proposed date of submission to a publisher, incorporating appropriate changes proposed by the other Party as to its Confidential Information into the manuscript submission and deleting all Confidential Information of the other Party as it may request. Notwithstanding the foregoing, Confidential Information of a Party may be disclosed by the other Party (i) as a part of a patent application filed on inventions made under this Agreement, (ii) to the extent reasonably required to comply with any applicable governmental law or regulation, including the rules or regulations of any relevant stock exchange, and (iii) to its accountants, attorneys, and other professional advisors, provided that such persons referred to in this subparagraph (iii) are obligated to keep such terms confidential to the same extent as such other Party.

11. Term and Termination

11.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire on a country-by-country and Licensed Product-by-Licensed Product basis [***] ([***]) [***] from the date of First Commercial Sale of such Licensed Product in such country. The period from the Effective Date through expiration as provided herein as to every Licensed Product in every country is defined as the “Term”. Provided that the licenses to SG have not previously been terminated under this Agreement, upon expiration of the royalty obligations as to any Licensed Product in any country, the licenses granted to SG in Section 2 shall thereafter become perpetual and fully paid up, without the requirement of any accounting to GNE.

11.2 Termination by GNE GNE may terminate this Agreement and the licenses granted hereunder (i) should SG fail to pay or cause to paid any royalty or other payment which has become due to GNE under Section 4.1 of this Agreement, within [***] ([***]) [***] after receiving written request from GNE to make such payment or to cause such payment to be made or (ii) should SG file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of SG or of its assets, or if SG proposes a written agreement of composition or extension of its debts, or if SG shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within [***] ([***]) [***] after the filing thereof, or if SG shall propose or be a party to any dissolution or liquidation, or if SG shall make an assignment for the benefit of creditors. Any termination pursuant to this Section 11.2(ii) shall be effective immediately upon notice of such termination.

11.3 Termination for Breach. Either Party may terminate this Agreement in the event of a material breach of the Agreement by the other Party upon [***] ([***]) [***] written notice to the other Party. The termination shall become effective at the end of the [***] ([***]) [***] period unless the other Party cures such breach within such period; provided that if there is a dispute between the Parties regarding the basis of one Party’s termination for breach pursuant to Section 11.2 or this Section 11.3, the termination shall not become effective until final resolution of such dispute pursuant to the procedures set forth in Section 12.12. Subject to the other terms of this Agreement, each Party’s right to so terminate shall be in addition to any remedies available for breach of contract.

11.4 Effect of Expiration or Termination.

(a)	Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration. Sections 1, 4.6, 7.3, 8, 9, 10, 11 and 12 of this Agreement shall survive any expiration or termination of this Agreement.

(b)	Upon any termination of this Agreement by SG under Section 11.3, the licenses granted by GNE to SG in Section 2 shall thereafter automatically become perpetual; provided, however that SG shall continue to pay to GNE, for the remainder of the Term for each Licensed Product, royalties as set forth in Section 4.

(c)	Upon any termination of this Agreement by GNE under Section 11.2 or 11.3, the licenses granted by GNE to SG in Section 2 shall terminate and SG, at GNE’s request, shall return to GNE all Materials and Technology.

(d)	Any sublicense permitted under this Agreement, to the extent it is consistent with the rights and obligations due GNE hereunder, shall survive termination of this Agreement and be deemed a direct license from GNE provided that (i) the sublicensee is not in material breach of the terms of its sublicense at the time of such termination, (ii) upon termination of this Agreement, such sublicensee agrees in writing to be bound by all terms of this Agreement applicable to SG, and can reasonably show the capacity to comply with such terms to the same extent as if such sublicensee were an original party hereto, (iii) the obligations of GNE under such direct license shall not be greater than the obligations of GNE under this Agreement, and (iv) the scope of such direct license shall not be broader than the rights sublicensed by SG to such sublicensee.

12. General Provisions

12.1 No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, fiduciary, distributorship, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.2 Assignments. Neither Party shall assign any of its rights or obligations hereunder except: (a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (b) to any wholly owned subsidiary if the assigning Party remains liable and responsible for the performance and observance of all of the subsidiary’s duties and obligations hereunder; or (c) with the prior written consent of the other Party (which consent shall not be unreasonably withheld), provided, however, that assignment in the context of insolvency or bankruptcy of SG shall require prior written consent of GNE. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.2 shall be void.

12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4 Use of Names. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the names “Seattle Genetics” or “Genentech” or any other trade name or trademark of SG or GNE in connection with the performance of this Agreement.

12.5 Public Announcements. Except as may otherwise be required by law or regulation, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior consent of the other Party unless the nature of the information has been previously approved for disclosure. If the nature of the information has been approved, this Section 12.5 shall no longer apply to that information.

12.6 Entire Agreement; Amendments. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof, including, without limitation, the Prior Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

12.7 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

12.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington applicable to contracts entered into and to be performed entirely within the State of Washington, without giving effect to principles of conflicts of law.

12.10 Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopy with a confirming copy sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other Party. Any such notice, requests, delivery, approval or consent shall be deemed received on the date of telecopy or hand delivery, one business day after deposit with an overnight courier, or three (3) days after deposit of the registered mail with the U. S. postal service.

If to SG:	SEATTLE GENETICS, INC.
21823 30th Drive SE
Bothell, Washington 98021
Attention: Chief Executive Officer
Telephone: (425) 527-4000
Telecopy: (425) 527-4109
With a copy to: General Counsel

If to GNE:	GENENTECH, INC.
1 DNA Way
South San Francisco, CA 94080
Attention: Corporate Secretary
Telephone: (650) 225-1000
Telecopy: (650) 952-9881

12.11 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, earthquake, fire, explosion, flood, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.12 Dispute Resolution. Any dispute or claim arising out of or in connection with this Agreement shall be resolved as follows: (a) for a period of [***] ([***]) [***] after a dispute arises the respective appropriate officers of the parties shall negotiate in good faith in an effort to resolve the dispute; and (b) if the dispute has not been resolved at the close of such [***] ([***]) [***] period, the matter shall be finally settled by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, by one arbitrator appointed in accordance with said rules; provided, that if the parties cannot agree on the arbitrator, the dispute shall be resolved by a panel of three arbitrators, wherein each Party shall appoint one arbitrator and those arbitrators shall in turn jointly appoint the third arbitrator. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision. Such arbitration shall be held in San Francisco, California.

12.13 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14 Waiver and Delay. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a Party’s right to the future enforcement of its rights under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SEATTLE GENETICS, INC.		GENENTECH, INC.

By:	/s/ Clay B. Siegall	By:	/s/ Joseph S. McCracken

Name:	Clay B. Siegall	Name:	Joseph S. McCracken

Title:	President and Chief Executive Officer	Title:	VP Business & Commercial Development